UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 5, 2024

Date of Report (date of earliest event reported)

Lulu’s Fashion Lounge Holdings, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-41059	20-8442468
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

195 Humboldt Avenue

Chico, California 95928

(Address of Principal Executive Offices) (Zip Code)

(530) 343-3545

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	LVLU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Lulu’s Fashion Lounge Holdings, Inc. (“Lulus” or the “Company”) announced today that it will be consolidating two of its distribution centers in 2025. Lulus plans to close its distribution center in Chico, California and move operations from that facility to its consolidation center in Ontario, California.  The facility in Ontario, California will serve as a consolidation and distribution center once the move is complete.  The consolidation efforts, designed to improve operational efficiencies, reflect the Company’s strategy of cost reduction and simplification.  Lulus expects the closure and consolidation, including the elimination of approximately 83 positions, to be substantially completed by the end of the first fiscal quarter of 2025, in accordance with a transition plan designed to minimize disruption to the business and its customers.

Lulus expects to record approximately $0.5 million to $1.0 million of exit costs between the fourth fiscal quarter of 2024 and the first quarter of 2025.  These are primarily non-cash expenses associated with the accelerated amortization of a right-of-use asset for the leased distribution center and accelerated depreciation of fixed assets located in the distribution center.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lulu’s Fashion Lounge Holdings, Inc.

Date: December 5, 2024	By:	/s/ Crystal Landsem
Crystal Landsem
Chief Executive Officer